PENNS WOODS BANCORP, INC.
Corporate Headquarters
115 South Main Street
Jersey Shore, PA  17740

Theodore H. Reich
Chairman and
President


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2000


To Our Shareholders:

  Notice is hereby given that the Annual Meeting of holders of common stock of Penns Woods Bancorp, Inc., (the "Corporation") will be held at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, on April 26, 2000, at 1:00 P.M.,
for the following purposes:

1. To elect four (4) Class 2 Directors, to serve for a three-year term that will expire in 2003, and until their successors are elected and qualified.

2. To ratify the appointment by the Corporation's Board of Directors of S. R. Snodgrass of Wexford, Pennsylvania,
Certified Public Accountants as the independent auditors for the Corporation for the year ending December 31, 2000; and

3. To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

Holders of record at the close of business on March 7, 2000,shall be entitled to notice of and to vote at the Annual
Meeting and any adjournment or postponement thereof.

  You are urged to mark, sign, date and promptly return your Proxy in the enclosed postage-paid envelope so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your Proxy, regardless of the number of shares you hold, will aid the Corporation in reducing the expense of additional Proxy solicitation.

  You are cordially invited to attend the Annual Meeting. The giving of such Proxy does not affect your right to vote in person at the Annual Meeting, if you give written notice to the Secretary of the Corporation of your intention to vote at the Annual Meeting.

By Order of the Board of Directors,


Theodore H. Reich
Chairman and
President

Dated:  March 24, 2000

PENNS WOODS BANCORP, INC.
115 South Main Street, Jersey Shore, PA  17740

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 26, 2000


Introduction, Date, Time and Place of Annual Meeting

  This Proxy statement is being furnished in connection with the solicitation by the Board of Directors of PENNS WOODS BANCORP, INC. (the "Corporation"), a Pennsylvania business corporation, of proxies to be voted at the Annual Meeting (the "Annual Meeting") of holders of common stock (the "common stock") of the Corporation to be held on April 26, 2000, at 1:00 P.M., at the Williamsport Branch Office of Jersey Shore State Bank (the "Bank"), 300 Market Street, Williamsport, PA 17703-0967, and any adjournment or postponement thereof.

  The main office of the Corporation is located at 115 South
Main Street, Jersey Shore, PA 17740. The telephone number is (570)398-2213. All inquiries should be directed to Theodore H. Reich, President of the Corporation,
(570)322-1111. The Bank is a wholly owned subsidiary of the Corporation.

Voting Securities
 Holders of record of the common stock, par value $10.00 per share, at the close of business on March 7, 2000, will be entitled to notice of and to vote at the Annual Meeting. On March 7, 2000 there were 3,125,384 shares of common stock issued and outstanding. Each share of the common stock outstanding as of the close of business on March 7, 2000, is entitled to one vote on each matter that comes before the meeting and holders do not have cumulative voting rights with respect to the election of directors.

  Under Pennsylvania law and the Bylaws of the Corporation, the presence of a quorum is required for each matter to be acted upon at the Annual Meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter. Broker non-votes will not be counted in determining the presence of a quorum for the particular matter as to which the broker withheld authority.

  Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected. Votes withheld from a nominee and broker non-votes will not constitute or be counted as votes cast for such nominee.

  Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholder's at the Annual Meeting is required for the ratification of the independent auditors. Abstentions and broker non- votes will not constitute or be counted as votes cast and therefore will not affect the vote on the ratification of auditors.

    All Proxies properly executed and not revoked will be voted as specified.

Solicitation
  this Proxy statement and enclosed form of proxy (the "Proxy") are first being sent to shareholders of the Corporation on or
about March 29, 2000.   Shares represented by the Proxy, if
properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders.
Any Proxy not specifying to the contrary will be voted "FOR" the Class 2 nominees noted, and "FOR" the ratification of the appointment of S. R. Snodgrass, Certified Public Accountants, as the independent auditors of the Corporation for the year ending December 31, 2000. The execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person if the shareholder gives written notice to the Secretary of the Corporation. The cost of assembling, printing, mailing and soliciting Proxies, and any additional material which the Corporation may furnish shareholders in connection with the Annual Meeting, will be borne by the Corporation. In addition to the solicitation of Proxies by use of the mails, directors, officers and employees of the Corporation and/or the Bank may solicit Proxies by telephone, telegraph or personal interview, with nominal expense to the Corporation. The Corporation will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding Proxy soliciting material to the beneficial owners of shares.

Right of Revocation
  A shareholder who returns a Proxy may revoke the Proxy at any time before it is voted (1) by giving written notice of revocation to Sonya E. Scott, Secretary, Penns Woods Bancorp, Inc., 300 Market Street, P.O. Box 967 Williamsport, PA 17703-0967, (2) by executing a later-dated Proxy and giving written notice thereof to the Secretary of the Corporation or
(3) by voting in person after giving written notice to the Secretary of the Corporation.

Quorum
  Pursuant to the Bylaws of the Corporation, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall constitute a quorum for transaction of business at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL OWNERS
  As of March 7, 2000, there were no persons who owned of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation's Common
Stock.

BENEFICIAL OWNERSHIP AND OTHER INFORMATION
REGARDING DIRECTORS AND MANAGEMENT
   The following table sets forth
as of March 7, 2000, information regarding the number of shares and percentage of the outstanding shares of Common
Stock beneficially owned by each Director, each nominee for Director and each Executive Officer named in the Summary
Compensation Table appearing herein, and all Directors and Executive Officers as a group.The following table also sets forth the name, address, principal occupation and certain additional information regarding each Director.

                           Principal                                              Number of
                           Occupation                                             Shares                Percentage
Name and                   for Past                                      AffiliateBenefically           of
Address (1)                Five Years(2)                 Age             Since (3)Owned (4)             Class

Phillip H. Bower           Owner,                        66              1989              600(I)       1.44%
Turbotville, PA            Central Equipment Co.                         (1989)         37,905(J)
Class 2 (C)                (Equipment Rental)                                            6,084(BI)
                                                                                           525(BI)

Lynn S. Bowes              Farmer                        62              1983           15,587(I)       1.97%
Jersey Shore, PA                                                         (1974)         41,522(J)
Class 3 (B)                                                                               4073(BI)
                                                                                           525(BI)

Michael J. Casale, Jr.     Partner in the Law            48              1999            5,400(J)       0.30%
Williamsport, PA           Firm of Casale & Bonner PC                    (1999)          3,794(BI)
Class 1 (A)                                                                                250(BI)

H. Thomas Davis, Jr.       President and                 51              1999            8,954(I)       0.29%
Lock Haven, PA             Chief Executive Officer                       (1999)            250(BI)
Class 3 (B)                of Franklin Ins. Co. Inc

William S. Frazier         Owner,                        68              1983           24,338(I)       2.39%
Jersey Shore, PA           Shore Auto Parts, Inc                         (1980)         31,459(J)
Class 3 (B)                                                                             18,348(BI)
                                                                                           525(BI)

James M. Furey, II         President &                   52              1990            3,514(I)       0.25%
Cogan Station, PA          General Manager                               (1990)          3,480(J)
Class 2 (C)                Eastern Wood Products                                           440(BI)
                           (Hardwood Lumber Products)                                      525(BI)

Allan W. Lugg              Partner in the                71              1995           21,056(I)       0.69%
Flemington, PA             Law Firm of                                   (1995)            525(BI)
Class 1 (A)                Lugg & Lugg

Jay H. McCormick           President and Owner           62              1983           16,133(I)       0.64%
Williamsport, PA           J.H.M. Enterprises, Inc.                      (1974)          3,303(BI)
Class 3 (B)                (Trucking Company)                                              525(BI)

R. Edward Nestlerode, Jr.  Vice President                47              1995            2,855(I)       0.23%
Lock Haven, PA             Nestlerode Contracting                        (1995)          3,017(J)
Class 1 (A)                Co., Inc.                                                       842(BI)
                                                                                           525(BI)

James E. Plummer           Secretary of the              57              1995            7,830(I)       1.06%
Lock Haven, PA             Bank;                                         (1995)         23,746(J)
Class 2 (C)                Retired , Former President of                                 1,188(BI)
                           Lock Haven Savings Bank                                         525(BI)

Theodore H. Reich(5)       Chairman & President          61              1983           38,005(I)       1.88%
Jersey Shore, PA           of the Bank                                   (1973)          4,985(J)
Class 2 (C)                & the Corporation                                             9,367(BI)
                                                                                         6,590(BI)

William H. Rockey          Senior Vice President         53              1999           22,584(J)       0.73%
Centre Hall, PA            of the Bank;                                  (1999)            250(BI)
Class 1 (A)                Senior Vice President
                           of the Corporation;
                           Former President of First
                           National Bank of Spring Mills

Hubert A. Valencik         Senior Vice President         58              1984            7,816(I)       0.36%
Jersey Shore, PA           and Operations Officer                                        1,009(J)
                           of the Bank;                                                  2,400(BI)
                           Senior Vice President
                           of the Corporation

Ronald A. Walko            Executive Vice President      53              1986              330(I)       0.34%
Montoursville, PA          and Chief Executive                                           4,862(J)
                           Officer of the Bank;                                            517(BI)
                           and the Corporation                                           5,125(BI)

All Executive Officers and Directors as a Group(D)   399,179           12.64%

*(I) Individual Ownership   (J) Joint Ownership  (BI) Beneficial Interest



(A) A Director whose term expires in 2001.
(B) A Director whose term expires in 2002.
(C) A Nominee for Class 2 Director whose term, if elected at the Annual meeting will expire in 2003.
(D) Executive Officers of the Corporation include Sonya E.
     Scott, Secretary.
(1) There is no family relationship, by blood, marriage or adoption between any of the foregoing Directors and any other Executive Officer or Director of the Corporation or its subsidiaries. None of the foregoing Directors or Executive Officers are involved in any legal action that is material to an evaluation of their ability or integrity to act as a Director or Executive Officer.

(2) All Directors, nominees and Executive Officers have held the positions indicated or another senior executive position with the same entity or one of its affiliates or predecessors for the past five years except Mr. James E. Plummer who was President of Lock Haven Savings Bank from September 1987 through April 7, 1995 and William H. Rockey who was
President of the First National Bank of Spring Mills from 1986 through January 8, 1999.

(3) The date appearing in parenthesis opposite each Director's name in the "Affiliate Since" column represents the year in which each such nominee or Director became a Director of the Bank. Each person listed presently serves as a Director of the Corporation except Mr. Walko and Mr. Valencik who joined the Bank in 1986 and 1984, respectively.

(4) The foregoing Directors and Executive Officers, as of March 7, 2000, according to the information supplied by them, owned beneficially, directly or indirectly, the number of shares of common stock of the Corporation set opposite their respective names. Beneficial Ownership is determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission and may include, in addition to shares held by the Director, securities owned by or for the benefit of the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 7, 2000. Beneficial ownership may be disclaimed as to certain of the securities.

(5)  Mr. Reich also serves as:  Director - Norcen Industries,
Inc.; Advisory Director - Northcentral Pennsylvania
Conservancy; Chairman - Little League Baseball,
Incorporated.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Corporation appointed the following committees for 1999:

Number of                                                                 Number of Times
Times Met During 1999                                                     Met During 1999

AUDIT:         Lynn S. Bowes, James M. Furey, II, Jay H. McCormick,           0
               R. Edward Nestlerode, Jr., James E. Plummer and
               Michael J. Casale, Jr.

BUILDING:      Lynn S. Bowes, Phillip H. Bower, Allan W. Lugg                 0
               and William H. Rockey

The Bank appointed the following committees for 1999:

AUDIT:         Lynn S. Bowes, James M. Furey, II, Jay H. McCormick            3
               R. Edward Nestlerode, Jr.,  James E. Plummer
               and Michael J. Casale, Jr.

BUILDING:      Lynn S. Bowes, Phillip H. Bower, Allan W. Lugg,                0
               and William H. Rockey

RETIREMENT:    Phillip H. Bower, William S. Frazier, Allan W. Lugg,           0
               Jay H. McCormick and R. Edward Nestlerode, Jr.

INSURANCE:     William S. Frazier, James E. Plummer, James M. Furey, II       1
               William H. Rockey and H.Thomas Davis, Jr.

SALARY:        Phillip H. Bower, Lynn S. Bowes, William S. Frazier,           1
               James M. Furey, II, Allan W. Lugg, Jay H. McCormick,
               R. Edward Nestlerode, Jr., James E. Plummer,
               Michael J. Casale, Jr. and H. Thomas Davis, Jr.

ASSET LIABILITY:    Lynn S. Bowes, William S. Frazier, Allan W. Lugg,         3
               Sonya E. Scott, Theodore H. Reich, Hubert A. Valencik,
               Ronald A. Walko, William P. Young, Robert J. Glunk,
               Michael J. Casale, Jr. and H. Thomas Davis, Jr.

  The Board of Directors of the Corporation met eleven (11) times during 1999. The Board of Directors of the Bank met twenty-six (26) times during 1999. All of the Directors attended at least 75% of the aggregate of all meetings of the Board of Directors and the Committees of which they were members.

  The Board of Directors of the Corporation assumes the role ofthe nominating committee. In determining its nominees for election to the Board, the Board of Directors will consider nominees recommended by shareholders. Such shareholder recommendations for 2001 shall be made in writing no later than January 1, 2001, addressed to the Corporate Secretary, Penns Woods Bancorp, Inc., 300 Market Street, Williamsport, Pennsylvania 17701. Nominations for director to be made at the Annual Meeting by shareholders entitled to vote for the election of directors must be submitted to the Secretary of the Corporation not later than the close of business on the twentieth day immediately preceding the Annual Meeting, which notice must contain certain information specified in the Bylaws. No notice of nomination for election as a director has been received from any shareholder as of the date of this Proxy Statement. If a nomination is attempted at the Annual Meeting which does not comply with the procedures required by the Bylaws or if any votes are cast at the Annual Meeting for any candidate not duly nominated, then such nomination and/or such votes may be disregarded.

PRINCIPAL OFFICERS OF THE CORPORATION

The following table lists the Executive Officers of the Corporation as of March 7, 2000:

                                                         Bank        Number of    Year First
                                Position and/or Office   Employee    Shares of    Elected as
Name                       Age  With the Corporation     Since       Corporation  Officer
Theodore H. Reich          61   Chairman & President     1970        58,947       1983
Ronald A. Walko            53   Executive Vice President 1986        10,834       1987
                                & Chief Executive Officer
Hubert A. Valencik         58   Senior Vice President    1984        11,225       1985
Sonya E. Scott             40   Secretary                1981        5,171        1984

  Mr. Reich joined the Bank in 1970 as Vice President and
Cashier, and was elected President in 1973.  On January 7,
1983, he became President of Penns Woods Bancorp, Inc.

ELECTION OF DIRECTORS

  The Bylaws provide that the Board of Directors shall consist of not less than five (5) nor more than twenty-five (25) Directors who are shareholders, the exact number to be fixed and determined from time to time by resolution of the full Board of Directors or by resolution of the shareholders at any annual or special meeting. The Board of Directors has set the number of Directors to be twelve (12). The Bylaws further provide that the Directors shall be divided into three (3) classes, as nearly equal in number as possible, known as Class 1, Class 2 and Class 3. The Directors of each class serve for a term of three(3) years and until their successors are elected and qualified. The Directors of the Corporation serve as follows:

                Class 1 Directors to serve until 2001:
                           Allan W. Lugg
                           Michael J. Casale, Jr.
                           R. Edward Nestlerode, Jr.
                           William H. Rockey

  Nominees for election as Class 2 Directors whose term expires in 2003:
                           Phillip H. Bower
                           James M. Furey, II
                           James E. Plummer
                           Theodore H. Reich

                Class 3 Directors whose term expires in 2002:
                           Lynn S. Bowes
                           H. Thomas Davis, Jr.
                           William S. Frazier
                           Jay H. McCormick


  It is intended that the Proxies solicited hereunder will be voted FOR (unless otherwise directed) the four (4) nominees listed previously for election as Class 2 Directors. Each nominee has agreed to serve if elected and qualified. The Corporation does not contemplate that any nominee will be unable to serve as a Director for any reason. However, in the event one or more of the nominees should be unable to stand for election, Proxies will be voted for the remaining nominees and other such persons selected by the Board of Directors,in accordance with the best judgment of the Proxyholders.

EXECUTIVE COMPENSATION

  The following table sets forth the annual compensation for services in all capacities to the Corporation and the Bank for the three years ended December 31, 1999 for those persons who were as of December 31,1999, Named Executives, (i) the Chief Executive Officer and (ii) the only other Executive Officers whose total annual salary and bonus exceeded $100,000:

                                               SUMMARY COMPENSATION TABLE
                             ANNUAL COMPENSATION                                Long Term Compensation
                                                                              AWARDS               PAYOUTS
                                                                                         Securities
Name                                                               Other       RestrictedUnderlying
and                                                                Annual      Stock     Options/   LTIP    All Other
Principal                                 Salary          Bonus    CompensationAward(s)  SAR's      Payouts Compensation
Position                   Year         ($)    (1)         ($)     ($) (2)       ($)     (#) (3)     ($)       ($)
Theodore H. Reich          1999          $166,618        $31,126     $0          $0        1,000      $0      $6,148(4)
Chairman (6)               1998          $186,606        $107,231    $0          $0        990        $0      $6,148
                           1997          $169,204        $200,500    $0          $0        6,600      $0      $5,939

Ronald A. Walko            1999          $135,208        $41,126     $0          $0        1,000      $0      $3,553(5)
Chief Executive            1998          $109,473        $34,807     $0          $0        825        $0      $2,890
Officer (7)                1997          $100,828        $25,500     $0          $0        3,300      $0      $2,604

Hubert A. Valencik         1999           $87,230         $18,855    $0          $0        750        $0      $2,175(5)
Senior Vice                1998           $83,174         $18,699    $0          $0        550        $0      $2,037
President(8)               1997           $78,286         $13,511    $0          $0        1,100      $0      $1,836

(1) Total includes base salary and director's fees for Mr. Reich and base salary for Mr. Walko and Mr. Valencik. Directors fees paid to Mr. Reich were $9,300, $11,600 and $9,200 in 1999, 1998 and 1997, respectively. A retainer fee of $2,500 is included in the directors fee total for 1999 and $2,000 for 1998 and 1997. The 1999 base salary shown for Mr. Reich and Mr. Walko reflects the changes indicated in (6) and
(7) below.

(2) The cost of certain perquisites and other personal benefits are not included because they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus.

(3) Indicates number of shares of Common Stock of the Corporation for which options were granted during applicable periods. The options granted in 1998 and 1997 have been adjusted for the 10% stock dividend issued on June 8, 1999 and the 100% stock dividend issued on January 15, 1998.

(4) Indicates contributions paid in 1999, 1998, and 1997 in the amount of $3,376, $3,376, and $3,167 respectively, by the Bank to the Bank's 401(k) Plan for the benefit of Mr.
Reich and life insurance premiums of $2,772 for each year indicated.

(5) Indicates contributions paid by the Bank to the Bank's
401(k) Plan for the benefit of Mr. Walko and Mr. Valencik.

(6) Mr. Reich serves as both Chairman and President of the Corporation and the Bank and is a member of the Board of Directors of the Corporation and the Bank. Mr. Reich served as Chief Executive Officer until May 20, 1999.

(7) Mr. Walko has served as Chief Executive Officer and Executive Vice President of the Corporation and the Bank since May 20, 1999. Mr. Walko served as Vice President of the Corporation and as Senior Vice President and Senior Loan Officer of the Bank prior to becoming CEO.

(8) Mr. Valencik serves as Senior Vice President of the Corporation and as Senior Vice President & Operations Officer of the Bank.

OPTION/SAR GRANTS

  The following table sets forth information concerning grants of stock options to the Chief Executive Officer of the Corporation, and the other Named Executives during the fiscal year ended December 31, 1999.

                           OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)
                                                                               Potential Realizable
                                                                                Value at Assumed
                                                                                Annual Rates of
                                                                                    Stock Price
                                                                                    Appreciation
                                        Individual Grants                         for Option Term(2)
                      Number of        % of Total
                      Securities       Options/
                      Underlying       SARs
                      Options/         Granted to      Exercise Market
                      SARs             Employees       or Base  Price at
                      Granted          in Fiscal       Price    Grant       Expiration
Name                  (#)              Year            ($/Sh)   Date        Date      5% ($)     10% ($)
Theodore H. Reich     1,000            9.57%           $42.00   $42.00      12/21/09  $26,414    $66,937
Ronald A. Walko       1,000            9.57%           $42.00   $42.00      12/21/09  $26,414    $66,937
Hubert A. Valencik    750              7.18%           $42.00   $42.00      12/21/09  $19,810    $50,203
fn>
(1)All amounts represent stock options. No SARs or SARs
granted in tandem with stock options were granted to the
Named Executives during the three years  ended December 31,
1999.  Options were granted by the Corporation to Messrs.
Reich, Walko and Valencik pursuant to Stock Option
Agreements by and between the Corporation and Messrs. Reich,
Walko, and Valencik. All options granted under the agreements represent incentive stock options. The options are
exercisable for a period of ten years from the date of the
grant.

(2) The dollar amounts set forth are the result of calculations made at the 5% and 10% appreciation rates set forth in Securities and Exchange Commission regulations and are not intended to indicate future price appreciation, if any, of the Corporation's Common Stock.

The following table sets forth information concerning the exercise of options to purchase Common Stock by the Named Executives during the fiscal year ended December 31, 1999, as well as the number of securities underlying unexercised options and the potential value of unexercised options (both options which are presently exercisable and options which are not presently exercisable) as of December 31, 1999.

      AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES
                                                                        Number of
                                                                        Securities            Value of
                                                                        Underlying            Unexercised
                                                                        Unexercised           In-the-Money
                                                                        Options/SARs          Options/SARs at
                 Shares                        Value                    at FY-End (#)         FY-End ($)
                 Acquired on                   Realized                 Exercisable/          Exercisable/
Name             Exercise (#)                  ($)                      Unexercisable (1)     Unexercisable (2)
Theodore H. Reich    0                         -                        7,590/1,000           $79,502/$0.00
Ronald A. Walko      2,090                     $56,618                  4,125/1,000           $35,400/$0.00
Hubert A. Valencik   550                       $14,900                  1,650/750             $8,176/$0.00

1) All amounts represent stock options. No SARs or SARs granted in tandem with stock options were either exercised during 1999 or outstanding at fiscal year-end 1999.

(2) "In-the-money" options are stock options with respect to which the market value of the Corporation's Common Stock exceeded the exercise price at December 31, 1999. The value of such options is determined by subtracting the aggregate exercise price of such options from the aggregate fair market value of the underlying shares of Common Stock on December 31, 1999.

RETIREMENT PLAN

  The Bank has a noncontributory defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits are based primarily on years of service and the average annual compensation earned by an employee, which is the employee's annual compensation averaged over the five highest paid consecutive calendar years within the final ten years of employment. Annual compensation is based upon the employee's W-2 wages, which includes base salary, bonus, personal vehicle mileage for certain executive officers and life insurance coverage that exceeds $50,000. The Bank's funding policy is consistent with the funding requirements of Federal law and regulations. Plan assets are comprised of common stock and U.S. Government and corporate debt securities.

  The accrued Normal Retirement Benefit is determined by the
following formula:   1.4% of the average annual compensation
up to social security covered compensation multiplied by the credited service, plus 2% of the average annual compensation that is in excess of the Social Security covered compensation multiplied by the number of years of credited service.
Based on the preceding formula, projected annual retirement benefits for a participant turning age 65 in 1999 are set forth below.

    Final Five Years                 Total Projected Years of Service
Average Annual Compensation       15          20         30         35
          10,000                 2,100       2,800      4,200      4,900
          20,000                 4,200       5,600      8,400      9,800
          30,000                 6,300       8,400     12,600     14,700
          40,000                 9,025       12,033    18,049     21,057
          50,000                12,025       16,033    24,049     28,057
          60,000                15,025       20,033    30,046     35,057
          70,000                18,025       24,033    36,049     42,057
          80,000                21,025       28,033    42,049     49,057
          90,000                24,025       32,033    48,049     56,057
         100,000                27,025       36,033    54,049     63,057
         125,000                34,525       46,033    69,049     80,557
         160,000 *              45,025       60,033    90,049    105,057
         175,000                45,025       60,033    90,049    105,057
         200,000                45,025       60,033    90,049    105,057
         225,000                45,025       60,033    90,049    105,057
         250,000                45,025       60,033    90,049    105,057
*Compensation for the purpose of calculating benefits is limited by the Internal Revenue Code to $160,000.

  The estimated annual benefits payable upon retirement at normal retirement age to Theodore H. Reich for the fiscal year 1999 is $95,719, to Mr. Walko is $48,293 and to Mr. Valencik is $29,866. As of December 31, 1999, Mr. Reich was credited with twenty-seven years of service, Mr. Walko was credited with twelve years of service and Mr. Valencik was credited with fourteen years of service. The number of Plan Participants in 1999 was 138. Total plan assets as of December 31, 1999 were $3,640,460.

COMPENSATION OF DIRECTORS

  All directors of the Bank receive $400.00 for each meeting of the Board of Directors and $200.00 for each committee meeting of the Board of Directors of the Bank. A $2,500 retainer fee was also paid to each Director of the Corporation during
1999. In addition, directors receive compensation for accompanying an officer on property appraisals at a rate of $20.00 for the first hour and $10.00 for each subsequent hour.  The Secretary of the Board of Directors also receives
$50.00 for each Board meeting.   In the aggregate, the Board
of Directors received $118,460.00 for all Board of Directors' meetings and committee meetings of the Bank attended. This total also includes the total received for appraisals, the secretarial function and the retainer fee. A portion of fees earned were used to fund a deferred compensation plan for Directors who participated in the plan.


BOARD COMPENSATION REPORT ON EXECUTIVE COMPENSATION

  The Board of Directors of the Corporation is responsible for the management of the affairs of the Corporation and the supervision of its subsidiary, Jersey Shore State Bank. The Board of Directors best serves the interests of its shareholders, customers and the communities served by the Corporation and its subsidiary by engaging persons who have the skills and expertise to implement the strategic goals and objectives of the Corporation in a cost-effective manner. The Corporation's philosophy concerning the Bank's compensation program is to offer competitive compensation for each employee based upon their personal performance and contributions to the success of the Corporation.
  The Salary Committee, which is comprised of the ten outside directors listed below, administers the compensation program. The Committee's objective is to establish a compensation policy that will enable the Corporation to attract, retain, motivate and reward executive officers who are critical to the success of the Corporation. The Committee believes that the existing compensation program accomplishes these objectives. The Committee determines annually the compensation of the executive officers, which includes the chief executive officer (the "CEO"), the President, a senior vice president and the controller. The Board of Directors ratifies all actions taken by the Committee as they relate to the compensation of the executive officers.

CEO and Named Executive Compensation

The Board of Directors has set the 1999 base compensation for Mr. Theodore H. Reich, at $146,263 based upon an Executive Employment Agreement that was adopted in January 1995. The base compensation for Mr. Ronald A. Walko has also been set at $146,263 based upon an Executive Employment Agreement that was adopted in August 1991. The base compensations were adjusted in May 1999, from $175,006 to $146,263 for Mr. Reich, and from $117,520 to $146,263 for Mr. Walko, when
Mr. Reich was named Chairman and Mr. Walko became Chief Executive Officer. The base compensation for Mr. Hubert A. Valencik was determined to be $87,230 based upon an Executive Employment Agreement that was adopted in October 1984. The Employment Agreements are described on the following pages.

Executive Officers

  Increases in the compensation of the other executive officers is determined by the Committee based upon, among other things, the following factors: earnings, return on assets, return on equity, total assets, and the quality of the loan portfolio of the Corporation and the Bank. Notwithstanding the foregoing, the Committee's determination is based upon a review of all information that it deems relevant in determining, with respect to each particular executive officer, the compensation to be paid to such officer.
  In addition to base salary, the executive officers of the Corporation and the Bank may participate in the annual and long term incentive plans, including stock options and bonuses that are granted to certain senior executive officers and a 401(k) plan. This plan is available to all qualified
Bank employees.
  The compensation opportunities that are available to the Bank's employees are influenced by market conditions, the individual's responsibilities, and the employee's contributions to the success of the Corporation. Employees are reviewed annually on a calendar basis. The Bank attempts to offer compensation that is comparable with that offered by other employers in our industry. The Corporation strives to meet its objectives and strategic goals by providing fair compensation to its employees.

Members of the Salary Committee

Phillip H. Bower                  Lynn S. Bowes

Michael J. Casale, Jr.            H. Thomas Davis, Jr.

William S. Frazier                James M. Furey, II

Allan W. Lugg                     Jay H. McCormick

R. Edward Nestlerode, Jr.         James E. Plummer

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Mr. James E. Plummer retired from Jersey Shore State Bank in June 1995. He was the President of Lock Haven Savings Bank until April 1995. He is currently a member of the Salary Committee. Mr. Plummer has no disclosable relationships or related transactions with the Corporation or any other subsidiary. He is Secretary of the Board of Directors of the Bank.

SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly dollar change in the cumulative shareholder return on the Corporation's Common Stock against the cumulative total return of the S&P 500 Stock Index and the Peer Group Index for the period of five fiscal years commencing January 1, 1994 and ending December 31, 1999. The shareholder return shown on the graph below is not necessarily indicative of future performance.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
Penns Woods Bancorp, Inc. Common Stock, S & P 500 & Peer Group Index (1)

                           1994      1995    1996     1997     1998     1999
S & P 500                  $100.00  $137.44  $168.92  $225.20  $286.82  $346.71
Peer Group                 $100.00  $107.91  $119.08  $167.36  $195.85  $156.29
Penns Woods Bancorp, Inc.  $100.00  $117.13  $145.11  $232.41  $419.95  $329.48

  1.The Peer Group for which information appears above includes the following companies: ACNB Corporation; CNB Financial Corporation; Citizens and Northern Corporation; Drovers Bancshares Corporation; First West Chester Corporation; Franklin Financial Services Corp.; Hanover Bancorp Inc.; Penn Security Bank and Trust Company; Pennrock Financial Services Corp.; and Sterling Financial Corporation. These companies were selected based on four criteria: total assets between $350 million and $825 million; market capitalization greater than $60 million; headquarters located in Pennsylvania; and are quoted on the NASDAQ stock market. This is the same Peer Group Index as used in year ending December 31, 1998.

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENTS

Mr. Theodore H. Reich

  In January 1995, the Corporation and the Bank entered into an Employment Agreement with Theodore H. Reich. The initial term of the Employment Agreement is three years, subject to an automatic one year extension on each anniversary date thereof, unless either party gives notice to the other of an intention not to renew.
Under the Employment Agreement renewed in 1998, the Corporation or the Bank would pay an annual base salary of $146,263 to the executive. Mr. Reich's annual base salary was adjusted from $175,006 to $146,263 in May of 1999, when Mr. Reich was named Chairman. The base salary will be reviewed annually by the Board of Directors and will be subject to annual adjustments. In addition, the Board of Directors of the Corporation in its sole discretion provide for the payment of periodic bonuses to the executive. The Employment Agreement also provides for the payment of severence benefits in the event of termination as result of death, disability or without cause as defined in the Employment Agreement by the Corporation or for Good Reason (as defined in the Employment Agreement) by the executive. In the event of the executive's termination as a result of his death, the Corporation or the Bank will make a lump sum payment to his estate in an amount equal to the highest of the base salaries paid to the executive over the three calendar years preceding his termination due to his death but in any event not less than $160,000. In the event of his termination as a result of disability, the Corporation or the Bank will pay to the executive annually an amount equal to his base salary in effect immediately prior to his termination because of a disability for a period of three years beginning on the date of such termination. However, payment of such amount will be reduced by the sum of any benefits payable to the executive under any disability plan of the Corporation or the Bank or under any government regulated plan. In the event of the termination by the executive for Good Reason (as defined in the Employment Agreement) or by the Corporation or the Bank without cause, the executive will receive annually for a period of three years following the date of termination an amount equal to the highest of his base salaries over the three years preceding the date of his termination but in any event not less than $160,000 and an amount equal to the average of the three highest annual base salaries paid to the executive over the five years preceding the date of his termination. The Employment Agreement also requires the Corporation or the Bank to provide certain medical and health benefits to the executive and his spouse following his termination.

  The Employment Agreement also contains a covenant which restricts the ability of the executive to compete with the Corporation for a period of three years following his termination unless such termination was by the executive for Good Reason or by the Corporation or the Bank for other than cause.

Mr. Ronald A. Walko

In August of 1991, Mr.Walko entered into an employment agreement with the Bank. Under the terms of the Employment Agreement, he will receive an annual base salary of $146,263. Mr. Walko's annual base salary was adjusted from $117,520 to $146,263, when Mr. Walko became Executive Vice President and Chief Executive officer. The term of the Agreement was five years, subject to automatic renewal after each successive five year term.
The Agreement was renewed in 1996.
  Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. Mr. Walko has the right to terminate this agreement upon 60 days written notice to the Bank if he does not receive an increase in compensation on each annual anniversary date. The bank will also provide at its expense Mr. Walko with an automobile for business purposes, annual membership at the Ross Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook.
  The Employment Agreement may be terminated by the Bank for cause, as defined in the agreement, whereby the Bank shall pay one-half the salary of Mr. Walko for the period of time between the date of termination and the end of term of the agreement, or the date Mr. Walko commences comparable employment on a full time basis elsewhere, whichever occurs first. If the agreement is terminated by the Bank without cause the Bank shall pay Mr. Walko his full salary for the period of time between the date of termination and the end of the term of the agreement, or the date Mr. Walko commences comparable employment elsewhere on a full time basis, whichever occurs first. If during the term of the agreement Mr.Walko dies or becomes disabled, Mr. Walko or his estate shall be paid an amount equal to six months compensation or the balance due on this contract, whichever is less. If Mr. Walko terminates this agreement because he is reduced to a lessor stature and authority, the Bank shall pay the balance of all sums due under the contract up to the date of termination. If Mr. Walko voluntarily terminates his agreement for reasons other than changes in stature and authority, he shall not work for another banking institution having an office in Lycoming County, Pennsylvania for a one-year period after the date of termination.

  The Bank has entered into a severance agreement with Mr.
Walko. Under the terms of the agreement,   if the executive
officer's employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses earned by him during the five calendar years preceding the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday. The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months, however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).
  During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect.
If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation through the date of termination and shall have no further rights under this Agreement thereafter.

This Agreement will be in effect until Mr. Walko attains age
65 or until the Date of Termination, whichever occurs first.

Mr. Hubert A. Valencik

  In October 1984, Mr. Valencik entered into an employment agreement with the Bank, pursuant to which Mr. Valencik agreed to serve in the capacities as described by the Bank, at its discretion. The term of the original agreement was five years, subject to automatic renewal after each successive five year term. The Agreement may be terminated by Mr. Valencik or the Bank if written notice of the intent not to renew the contract is provided to the other at least thirty days prior to the end of the term. The Agreement was last renewed in 1999. Under the terms of the Agreement, he will receive an annual base salary of $87,230 subject to annual increases.
  Under the current Employment Agreement, increases in compensation will be determined in accordance with the annual performance evaluation. The Bank will also provide to Mr. Valencik, at its expense, an automobile for business purposes, annual membership at the Clinton Country Club or similar organization and all benefits provided to other employees as set forth in the Employee Handbook. If at any time this contract is not extended or renewed, the Bank shall at the time of termination pay Mr. Valencik six times the total monthly compensation being received by him at that time.

  The Bank has also entered into a severance agreement with Mr. Valencik. Under the terms of the agreement, if the executive officer's employment is terminated within two years after a Change in Control of the Corporation he will be entitled to receive from the Corporation (i) his full compensation and benefits from the Notice of Termination (as defined) until the Date of Termination and (ii) a lump sum severance payment equal to two times the annual average of salary plus bonuses and other sums shown as compensation on his Form W-2, (excluding amounts that are attributable to stock options on the W-2) during the sixty month period ending on the Date of Termination; such amount would be prorated, however, if the termination occurs within two years of his 65th birthday.
The Agreement also provides the executive officer with insurance coverage similar to those in effect immediately prior to the Notice of Termination for a period of twenty-four months, however, these will be reduced to the extent that comparable benefits are received by him from another employer during the corresponding period. In addition to the retirement benefits he is entitled to receive under the Bank Pension Plan or any other pension or retirement plan in which he participates, the Corporation will pay him a lump sum equal to the actuarial equivalent of the excess of the accrued retirement pension up to the Date of Termination adjusted for an additional twenty-four months of credited service at his compensation and the actual accrued up to his Date of Termination (in no event will months of age or service credit be accumulated after his 65th birthday).

  During any period following a Change in Control of the Corporation, if employment is terminated by the employer for Disability, or by the employer or the employee by reason of retirement or death, the benefits shall be determined in accordance with the Corporation's programs then in effect.
If the employee is terminated by his employer for cause subsequent to a Change in Control or is terminated by the employee for other than Good Reason or retirement, he shall receive full compensation and all fringe benefits he was entitled to through the date of termination and shall have no further rights under this Agreement thereafter.

This Agreement will be in effect until Mr. Valencik attains age 65.

CERTAIN TRANSACTIONS

  There have been no material transactions between the Corporation and the Bank, nor any material transactions proposed, with any Director or executive officer of the Corporation and the Bank, or any associate of the foregoing persons. The Corporation and the Bank have had, and intend to continue to have, banking and financial transactions in the ordinary course of business with Directors and Officers of the Corporation and the Bank and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of the Corporation and the Bank.

  Total loans outstanding from the Bank at December 31, 1999 to the Corporation's and the Bank's Officers and Directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $5,810,000 or approximately 17.47% of the total equity capital of the Bank. Loans to such persons were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

LEGAL PROCEEDINGS

  In the opinion of the management of the Corporation and the Bank, there are no proceedings pending to which the Corporation and the Bank are a party or to which their property is subject, which, if determined adversely to the Corporation and the Bank, would be material in relation to the Corporation's and the Bank's undivided profits or financial condition. There are no proceedings pending other than ordinary, routine litigation incident to the business of the Corporation and the Bank. In addition, no material proceedings are pending or are known to be threatened or contemplated against the Corporation and the Bank by the government authorities.

RATIFICATION OF INDEPENDENT AUDITORS

  The Board of Directors of the Corporation has appointed the firm of S. R. Snodgrass, certified public accountants (the
'Auditors"), of Wexford, Pennsylvania, as the Corporation's independent auditors for its 2000 fiscal year. Such appointment is being submitted to share- holders for ratification.

  On July 27, 1999, the Board of Directors, upon the recommendation of its audit committee, engaged the accounting firm of S.R. Snodgrass, A.C. as independent accountants to audit the Corporation's financial statements for the fiscal year ended December 31, 1999. Concurrently with the engagement of S.R. Snodgrass, the Board of Directors dismissed Parente, Randolph, Carey & Associates ("Parente") as the Company's independent auditors. During the fiscal years ended December 31, 1997 and 1998, there were no disagreements with Parente on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure or any reportable event. The reports on the financial statements of the Company for such years issued by Parente did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION FOR THE APPOINTMENT OF S. R. SNODGRASS AS THE CORPORATION'S INDEPENDENT AUDITORS FOR THE 2000 FISCAL YEAR. The affirmative vote of a majority of all votes cast at the Annual Meeting is required to ratify the appointment. All proxies will be voted "FOR" ratification appointment unless a shareholder specifies to the contrary on such shareholder's proxy card.

ADDITIONAL INFORMATION REGARDING DIRECTORS AND OFFICERS

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Corporation's Officers and directors, and any persons owning ten percent or more of the Corporation's Common Stock, to file in the personal capacities initial statements of ownership, statements of changes in ownership and annual statements of ownership with the Securities and Exchange Commission (the "SEC"). Persons filing such ownership statements are required by SEC regulation to furnish the Corporation with copies of all such statements filed with the SEC. The rules of the SEC regarding the filing of such statements require that "late filings" be disclosed in the Corporation's proxy statement. Based solely on the Corporation's review of any copies of such statements received by it, the Corporation believes that during 1999 there were no "late filings" to be disclosed in the Corporation's proxy statement.

ANNUAL REPORT

 A copy of the Corporation's Annual Report and Form 10-K for its fiscal year ended December 31, 1999 is enclosed with this Proxy Statement. A representative of S. R. Snodgrass, the accounting firm which examined the financial statements in the Annual Report, will attend the Annual Meeting. This representative will have the opportunity to make a statement, if he desires to do so, and will be available to respond to any appropriate questions presented by shareholders at the Annual Meeting.

SHAREHOLDER PROPOSALS

  Securities and Exchange Commission Regulations permit shareholders to submit proposals for consideration at Annual Meetings of Shareholders. Any such proposals for the Corporation's Annual Meeting of Shareholders to be held in 2001, must be submitted in writing to the President of Penns Woods Bancorp, Inc. at its principal executive office, 300 Market Street, PO Box 967, Williamsport, PA 17703-0967, on or before November 24, 2000, and must comply with applicable regulations of the SEC in order to be included in proxy materials relating to that Meeting.

OTHER MATTERS

  The Board of Directors of the Corporation is not aware that any other matters are to be presented for action, other than the matters described in the accompanying Notice of Annual Meeting of Shareholders, but if any other matters properly come before the Meeting, or any adjournments thereof, the holder(s) of any Proxy is (are) authorized to vote thereon at their discretion.


ADDITIONAL INFORMATION

  UPON WRITTEN REQUEST OF ANY SHAREHOLDER, A COPY OF THE CORPORATION'S REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED, WITHOUT CHARGE, FROM THEODORE H. REICH, PRESIDENT, PENNS WOODS BANCORP, INC.

By Order of the Board of Directors



Theodore H. Reich
Chairman and
President


Dated:   March 24, 2000